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REINSURANCE AGREEMENT

THIS AUTOMATIC REINSURANCE AGREEMENT

Effective July 1, 2007

(hereinafter referred to as the "Agreement")

is made between

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY an Indiana company
(hereinafter referred to as the "Company")

and

SWISS RE LIFE & HEALTH AMERICA INC.
a Connecticut insurance company
(hereinafter referred to as the "Reinsurer")

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     Table of Contents

ARTICLE 1
1.1  Definitions
1.2  General
1.3  Scope of Coverage
1.4  Other Reinsurance

ARTICLE 2
2.1  Automatic Reinsurance

ARTICLE 3
3.1  Automatic Submissions

ARTICLE 4
4.1  Commencement of Automatic Reinsurance Liability

ARTICLE 5
5.1  Premium Accounting
5.2  Currency
5.3  Non-Payment of Premiums

ARTICLE 6
6.1  Right of Offset

ARTICLE 7
7.1  Exchanges and Replacements

ARTICLE 8
8.1  Recapture

ARTICLE 9
9.1  Claims Notice and Consultation
9.2  Claims Payment
9.3  Extra Contractual Obligations
9.4  Misstatement of Age or Sex

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ARTICLE 10
10.1 Errors and Omissions in Administration of Reinsurance
10.2 Dispute Resolution
10.3 Arbitration

ARTICLE 11
11.1 Insolvency

ARTICLE 12
12.1 DAC Tax Election
12.2 Tax Character of Riders
12.3 Taxes and Expenses

ARTICLE 13
13.1 Entire Agreement
13.2 Inspection of Records
13.3 Utmost Good Faith
13.4 Confidentiality

ARTICLE 14
14.1 Representations and Warranties

ARTICLE 15
15.1 Business Continuity
15.2 Terminal Cash Settlement
15.3 Indemnification

ARTICLE 16
16.1 Duration of Agreement
16.2 Severability
16.3 Construction
16.4 Credit for Reinsurance
16.5 Non-Waiver; Retrocession
16.6 Survival; Governing Law
16.7 Counterparts

EXECUTION

EXHIBITS
A    Business Covered
A-1  Business Guidelines
A-2  Investment Funds
C    General Terms
C-1  Rates and Terms for Specific Plans
F    Reinsurance Reports

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     Article 1

1.1  DEFINITIONS

     "ACCOUNTING PERIOD" means each calendar month commencing on the 1st day of each month.

     "AFFILIATE" means any person or entity directly or indirectly controlling, controlled by or under common control with, such party.

     "EFFECTIVE DATE" means the effective date of this Agreement as specified in Exhibit A.

     "EXTRA CONTRACTUAL OBLIGATIONS" means any obligations or expenses other than the express contractual Rider obligations incurred by the Company, including but not limited to, punitive damages, bad faith damages, exemplary damages, compensatory damages, other damages, fines, penalties or attorney's fees, which may arise from the acts, errors or omissions of the Company or its affiliates, directors, officers, employees, agents or other representatives.

     "MATERIAL"/"MATERIALLY" means facts that a prudent reinsurer or insurer would consider as reasonably likely to affect the affected party's profitability under this treaty by more than an insignificant amount.

     "RIDER"/"RIDERS" means the directly issued variable annuity contract riders listed in Exhibit A. Exhibit A may be amended from time-to-time by the parties to add new riders. The Company will give the Reinsurer ninety (90) calendar days advance written notice of new riders, which it would like to have reinsured. Upon receiving all reasonably necessary information required by the Reinsurer, the Reinsurer will notify the Company in writing of its confirmation to cover the new riders under this Agreement within thirty (30) calendar days. The specific terms of such coverage will be documented in an amendment to this Agreement.

     "PROSPECTUS"/"PROSPECTUSES" means the variable annuity prospectuses specified in Exhibit A-1.

1.2  GENERAL

     This Agreement is an indemnity reinsurance agreement solely between the Company and the Reinsurer. The acceptance of risks under this Agreement by the Reinsurer will create no right or legal relation between the Reinsurer and the insured, owner, beneficiary, or assignee of any Rider of the Company. This Agreement will be binding upon the parties hereto and their respective successors and assigns including any rehabilitator, conservator, liquidator or statutory successor of either party.

1.3  SCOPE OF COVERAGE

     On and after the Effective Date, the Company will cede and the Reinsurer will accept its share of the Riders on a coinsurance basis in accordance with the terms of this Agreement. The Reinsurer will not be liable unless the Rider is issued and delivered in a jurisdiction in which the Company is properly licensed.

     The Company will retain Rider benefits for its own account as specified in Exhibit A to align the interests of the parties to this Agreement.

1.4  OTHER REINSURANCE

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     Company represents and warrants that there are no other existing reinsurance arrangements, other than as specified below, affecting the Riders as of the Effective Date. This Agreement has entered into without consideration of other reinsurance on the Riders or any base coverage to which the Rider may be attached. The Reinsurer shall have no responsibility or obligation with respect to other reinsurance: (i) whether or not collected or collectible by the Company; or (ii) whether or not maintained in force or continued by the Company. The Company will notify the Reinsurer in writing of any other reinsurance arrangements prior to their implementation.

     The Company currently reinsures a 100% first dollar quota share of the Riders with its affiliate Lincoln National Reinsurance Company (Barbados) Limited ("Lincoln Barbados"). As a material inducement to this Agreement, the Company will:

     1) recapture 50% first dollar quota share for the Riders with base contracts issued on or after January 1, 2007 through the Effective Date from Lincoln Barbados, and

     2) change the quota share percentage from 100% first dollar quota share to 50% first dollar quota share for the Riders with base contracts issued on or after the Effective Date and cede the recaptured portion to the Reinsurer pursuant to the terms of this Agreement. The recapture and cession to the Reinsurer will be completed by September 30, 2007. Failing such, a Terminal Cash Settlement will be made according to the terms specified in Article 15.2 with respect to the Riders that were to be recaptured from Lincoln Barbados as if they had been reinsured under this Agreement. The Company and Reinsurer will make the payments required under the terms of the Agreement as if such Riders were reinsured as of the Effective Date at the next Accounting Period.

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     Article 2

2.1  AUTOMATIC REINSURANCE

     This Agreement covers Riders that:

     a) Are specified in Exhibit A.

     b) Are in compliance with all of the other terms and provisions of this Agreement.

     c) Are on the Rider forms, applications and subject to the Prospectuses specified in Exhibit A-1. The Company may not Materially modify the Rider forms, or provisions in either the applications or Prospectuses that specifically affect the Riders without the Reinsurer's written consent. The Company may make changes to the application or Prospectuses that are not Material provided that the Reinsurer is notified of such changes within ninety (90) days.

     d) Are invested in the Investment Portfolios and Asset Allocation Models as more specifically defined in Exhibit A-2. The Company may not add, modify or substitute the Investment Portfolios, the investment strategy of such funds, the portfolio managers, the advisory fees, or the Asset Model Allocations without the Reinsurer's written consent; provided, however, that the Reinsurer may not unreasonably withhold its consent, and if the Reinsurer has neither consented nor objected in writing within thirty (30) calendar days, then the addition, substitution, or modification will be deemed approved by the Reinsurer. Any modifications made without the Reinsurer's consent, will be treated as a Material change for purposes of
     Article 15.1 of this Agreement. The Company will ensure that investment performance is measured relative to the investment strategy specified in Exhibit A-2. The Company shall notify the Reinsurer as soon as possible if the investment objective or benchmarks are changed for any of the Investment Portfolios. At the Reinsurer's request, if a fund is deviating significantly from its investment strategy, the Company agrees to use its best efforts to cause the fund manager to adhere to the investment strategy.

     e) Are within the "per life" dollar limit specified in the Rider and Prospectus.

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     Article 3

3.1  AUTOMATIC SUBMISSIONS

     The Company will report Riders ceded to the Reinsurer according to the terms specified in Exhibit F.

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     Article 4

4.1  COMMENCEMENT OF AUTOMATIC REINSURANCE LIABILITY

     The Reinsurer's liability for any Rider accepted automatically will begin simultaneously with the Company's contractual liability for that Rider or the Effective Date of this Agreement, if later.

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     Article 5

5.1  PREMIUM ACCOUNTING

     The Company is responsible for reinsurance administration. The Company will pay the Reinsurer premiums in accordance with the terms specified in Exhibit C-1.

     The method and requirements for reporting and remitting premiums are specified in Exhibit F. It is understood and agreed that the accuracy of the information and strict adherence to the provisions of this Article is required in order for the Reinsurer to perform its risk management duties adequately and to publish accurate financial results.

     Interest on overdue premium will be calculated according to the terms specified in Exhibit C.

5.2  CURRENCY

     All payments due under this Agreement will be made in U.S. Dollars.

5.3  NON-PAYMENT OF PREMIUMS

     The payment of reinsurance premiums is a condition to the liability of the Reinsurer for reinsurance provided by this Agreement. If reinsurance premiums are not paid by the first business day following 45 calendar days of the due date, the Reinsurer may terminate reinsurance under this Agreement. For purposes of this Agreement the premium due date shall be the 15th calendar day following the Accounting Period. If the Reinsurer elects to terminate reinsurance after such 45 calendar day period, it will then give the Company at least 30 calendar days' prior written notice of its intention to terminate such reinsurance. If all reinsurance premiums in arrears and interest, which may become in arrears during such 30 calendar day notice period, are not paid before the end of the notice period, the Reinsurer's obligations for those Riders will be limited to those obligations relating to events arising on or before the last date for which reinsurance premiums have been paid in full.

     If reinsurance is terminated according to this Article, a Terminal Cash Settlement will be made according to the terms specified in Article 15.2. The Reinsurer's right to terminate reinsurance will not prejudice its right to collect premiums and interest for the period reinsurance was in force, through and including the 30 calendar day notice period. The Company may not force termination through the non-payment of reinsurance premiums to avoid the Agreement's requirements or to transfer the Riders to another party.

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     Article 6

6.1  RIGHT OF OFFSET

     The Company and the Reinsurer will have the right to offset any balances, whether on account of premiums, allowances, credits, claims or otherwise due from one party to the other under this Agreement or under any other reinsurance agreement between the Company and the Reinsurer.

     The rights provided under this Article are in addition to any rights of offset that may exist at common law. The parties' offset rights may be enforced notwithstanding any other provision of this Agreement including, without limitation, the provisions of Article 11.

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     Article 7

7.1  EXCHANGES AND REPLACEMENTS

     Riders that are exchanged to another rider pursuant to a contractual right to exchange, an upgrade offering by the Company, or other replacement, whether listed on Exhibit A or not, shall not be reinsured under this Agreement. The Company, its affiliates, successors or permitted assigns, however, shall not initiate a program of exchanges that would include any of the Riders, without the expressed written consent of the Reinsurer.

     The Reinsurer acknowledges that the Company currently allows contract owner exchanges from LINCOLN SMARTSECURITY(R) Advantage as described herein, and that such exchanges shall be considered lapses for purposes of this Agreement and not subject to a Terminal Cash Settlement payment to the extent that the contract value of such annual exchanges does not exceed one percent (1%) of the total remaining reinsured contract value, measured as the average of the beginning and end of year reinsured contract value. The annual period used to measure the one percent (1%) limit shall be measured on a calendar basis ending on each June 30. Exchanges in excess of the above stated limits will be subject to a Terminal Cash Settlement according to the terms specified in Article 15.2 and will not be reinsured under this Agreement.

     Contract owners with an active LINCOLN SMARTSECURITY(R) Advantage who decide to drop LINCOLN SMARTSECURITY(R) Advantage and purchase I4LIFE(R) Advantage can use any remaining Guaranteed Amount to establish the Guaranteed Income Benefit under the I4LIFE(R) Advantage terms and charge in effect at the time of the I4LIFE(R) Advantage election. The Guaranteed Income Benefit under the I4LIFE(R) Advantage is initially equal to 75% of the regular income payment in effect at the time the Guaranteed Income Benefit is elected. Contract owners who purchased the LINCOLN SMARTSECURITY(R) Advantage can use the remaining Guaranteed Amount (if greater than the contract value) at the time the Guaranteed Income Benefit is determined, to increase the Guaranteed Income Benefit. The Guaranteed Income Benefit will be increased by the ratio of the remaining Guaranteed Amount to the contract value at the time the initial I4LIFE(R) Advantage payment is calculated. In other words, the Guaranteed Income Benefit will equal 75% of the initial regular income payment times the remaining Guaranteed Amount divided by the contract value, if the Guaranteed Amount is greater than the contract value.

     Any exchanged or replaced Riders, other than as specified above, will be subject to a Terminal Cash Settlement payment according to the terms specified in Article 15.2. Internal replacements will mean a systematic effort by the Company to encourage or provide incentives to purchase another Rider not covered under this Agreement.

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     Article 8

8.1  RECAPTURE

     The Riders are not eligible for recapture. The parties intend the Agreement to be permanent, and any recapture would be pursuant to terms mutually agreed upon by the Reinsurer and the Company. Termination of this Agreement by the Company pursuant to Article 9.2 or 16.4 shall not be deemed to be a recapture, for purposes of this Article 8.1.

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     Article 9

9.1  CLAIMS

     The Company is responsible for the settlement of claims in accordance with applicable law, Rider and Prospectus terms. The Company will provide the Reinsurer with the claims information specified in Exhibit F. The Company acknowledges that it maintains procedures to verify that Rider benefits payments remain payable by the Company.

9.2  CLAIMS PAYMENT

     The Reinsurer will be liable to the Company for its share of the benefits owed under the express contractual terms of the Riders and as specified under the terms of this Agreement. The Reinsurer will not participate in any ex gratia payments made by the Company (i.e., payments the Company is not required to make under the Rider terms). The timing of payments by the Reinsurer will be made according to the contractual benefit terms of the Rider. The Reinsurer's share of any interest payable under the terms of a Rider or applicable law which is based on the benefits paid by the Company and covered under this Agreement will be payable provided that the Reinsurer will not be liable for interest accruing on or after the date of the Company's payment of benefits. The Company will net claim amounts against premiums. This method of claims payment does not relieve the Company of the requirements specified in Article 9.1.

     If the Reinsurer does not pay it share of benefits owed under the contractual terms of one or more Riders and the terms of this Agreement by the first business day following 45 calendar days of the due date, the Company may terminate reinsurance under this Agreement. If the Company elects to terminate reinsurance after such 45 calendar day period, it will then give the Reinsurer at least 30 calendar days' prior written notice of its intention to terminate such reinsurance. The Agreement will not be terminated if all benefits in arrears and interest, including benefits and interest which may become in arrears during such 30 calendar day notice period, are paid before the end of the notice period.

     If reinsurance is terminated according to this Article, a Terminal Cash Settlement will be made according to the terms specified in Article 15.2. The Company's right to terminate reinsurance will not prejudice its right to collect benefits owed under the express contractual terms of the Riders for the period reinsurance was in force, through and including the 30 calendar day notice period. The Reinsurer may not force termination through the non-payment of amounts owed under this Agreement to avoid the Agreement's requirements.

9.3  EXTRA-CONTRACTUAL OBLIGATIONS

     The Reinsurer is not liable for any Extra-contractual Obligations.

9.4  MISSTATEMENT OF AGE

     In the event of a change in the amount payable under a Rider due to a misstatement in age, the Reinsurer's liability will change proportionately.

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     Article 10

10.1 ERRORS AND OMISSIONS IN ADMINISTRATION OF REINSURANCE

     Any unintentional or accidental failure to comply with the terms of this Agreement which can be shown to be the result of an oversight or clerical error relating to the administration of reinsurance by either party will not constitute a breach of this Agreement. For sake of clarity, errors in administration of reinsurance do not include administrative errors related to the Company's administration of the Riders or breakage (operational errors) that cause the payment of amounts under the Riders that would not have been payable, but for the breakage or error. Upon discovery, the error will be promptly corrected so that both parties are restored to the position they would have occupied had the oversight or clerical error not occurred. In the event a payment is corrected, the party receiving the payment may charge interest calculated according to the terms specified in Exhibit C. Should it not be possible to restore both parties to this position, the party responsible for the oversight or clerical error will be responsible for any resulting liabilities and expenses.

     If the Company has failed to cede reinsurance as provided under this Agreement or has failed to comply with reporting requirements with respect to business ceded hereunder, the Reinsurer may require the Company to audit its records for similar errors and take reasonable actions necessary to correct errors and avoid similar errors. Failing prompt correction, the Reinsurer may limit its liability to the correctly reported Riders.

10.2 DISPUTE RESOLUTION

     As a condition to the parties' agreement to arbitrate all disputes arising under or relating to this Agreement, either the Company or the Reinsurer will give written notification to the other party of any dispute relating to or arising under this Agreement. Within 15 calendar days of notification, both parties must designate an officer of their respective companies to attempt to resolve the dispute. The officers will meet at a mutually agreeable location as soon as possible and as often as necessary to attempt to negotiate a resolution of the dispute. During the negotiation process, all reasonable requests made for information concerning the dispute will be promptly honored. The format for discussions will be determined mutually by the officers.

     If these officers are unable to resolve the dispute within 30 calendar days of their first meeting, the parties may agree in writing to extend the negotiation period for an additional 30 calendar days. If the matter is not resolved within 30 calendar days of the first meeting or the additional 30 day period, if any, then either party may demand arbitration pursuant to
     Article 10.3. The discussions and all information exchanged for the purposes of such discussions will be confidential and without prejudice.

10.3 ARBITRATION

     If the Company and Reinsurer are unable to mutually resolve a dispute or controversy relating to policies covered under this Agreement or the breach thereof, the matter will be referred to arbitration.

     To initiate arbitration, either the Company or the Reinsurer will notify the other party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. There will be three arbitrators selected who will be officers of Life Insurance Companies or Life Reinsurance Companies excluding officers of the parties to this Agreement, their affiliates or subsidiaries or past employees of any of these entities.

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     Each party will appoint one arbitrator and these two arbitrators will select a third arbitrator within 2 weeks of the appointment of the second. If either party refuses or neglects to appoint an arbitrator within 60 calendar days after receipt of the written request for arbitration, the other party may appoint a second arbitrator. Should the two arbitrators not agree on the choice of the third within 30 calendar days after the appointment of the second arbitrator, then each party will name four candidates to serve as the arbitrator. Beginning with the party who did not initiate arbitration, each party will eliminate one candidate from the eight listed until one candidate remains. If this candidate declines to serve as the arbitrator, the candidate last eliminated will be approached to serve. This process will be repeated until a candidate has agreed to serve as the third arbitrator.

     The place of meeting of the arbitrators will be decided by a majority vote of the arbitrators.

     The customs and practices of the life insurance and reinsurance industries may be considered by the Panel to resolve any ambiguities in the Agreement but only insofar as such customs and practices are consistent with a strict construction of the terms of this Agreement. The Panel will not have the authority to award punitive or exemplary damages.

     The Panel shall issue an order, appropriate for confirmation in a court of competent jurisdiction, to resolve all matters in dispute. In addition, the Panel shall issue a written opinion setting forth the reasons for the award, with citations to the record of the hearing that support the reasoning.

     The written decision of a majority of the arbitrators will be final and binding on both parties and their respective successors and assigns.

     The arbitrators will render a decision within 4 months of the appointment of the third arbitrator, unless both parties agree otherwise. In the event no decision is rendered within 4 months, new arbitrators will be selected as above. There will be no appeal from the decision. Either party to the arbitration may petition any court having jurisdiction over the parties to reduce the decision to judgment. Alternatively, if both parties consent, any controversy may be settled by arbitration in accordance with the rules of the American Arbitration Association.

     Unless the Arbitrators decide otherwise, each party will bear the expense of its own arbitration, including its appointed arbitrator and any outside attorney and witness fees. The parties will jointly and equally bear the expense of the third arbitrator and other costs of the arbitration.

     It is specifically the intent of both parties that these arbitration provisions will replace and be in lieu of any statutory arbitration provision, if the law so permits.

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     Article 11

11.1 INSOLVENCY

     A party to this Agreement will be deemed "insolvent" when it:

     a) Applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor (hereinafter referred to as the Authorized Representative) of its properties or assets; or

     b)   Is adjudicated as bankrupt or insolvent; or

     c) Files or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors or takes advantage of any bankruptcy, dissolution, liquidation, rehabilitation, conservation or similar law or statute; or

     d) Becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party's domicile.

     In the event of the insolvency of the Company, all reinsurance ceded, renewed or otherwise becoming effective under this Agreement will be payable by the Reinsurer directly to the Company or to its Authorized Representative on the basis of the liability of the Company for benefits under the Riders without diminution because of the insolvency of the Company.

     The Reinsurer will be liable only for benefits reinsured as benefits become due under the terms of the Riders and will not be liable for any amounts or reserves to be held by the Company for the Riders or for any damages or other payments resulting from insolvency and attributable to the termination or restructure of the Riders. The Company or its Authorized Representative will give written notice to the Reinsurer of all pending claims against the Company on any Riders within a reasonable time after filing in the insolvency proceedings. While a claim is pending, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceedings where the claim is to be adjudicated, any defense or defenses which it may deem available to the Company or its Authorized Representative.

     The expense incurred by the Reinsurer will be chargeable, subject to court approval, against the Company as part of the expense of its insolvency proceedings to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose a defense to such claim, the expense will be apportioned in accordance with the terms of the Agreement as though such expense had been incurred by the Company.

     In the event of the insolvency of the Reinsurer, the Company may cancel this Agreement for new business by promptly providing the Reinsurer or its Authorized Representative with written notice of cancellation, to be effective as of the date on which the Reinsurer's insolvency is established by the authority responsible for such determination. Any requirement for a notification period prior to the cancellation of the Agreement would not apply under such circumstances. The Reinsurer remains liable for benefits reinsured under this Agreement as those benefits become due under the terms of the Riders, notwithstanding its insolvency status, and the amount recoverable by the Company of its receiver may not be reduced as a result of delinquency proceedings involving the Reinsurer.

     In addition, in the event of the insolvency of the Reinsurer, the Company may provide the Reinsurer or its Authorized Representative with written notice of its intent to recapture all reinsurance in force under this Agreement regardless of the duration the reinsurance has been

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     in force or the amount retained by the Company on the Riders. The effective date of a recapture due to insolvency will be the date mutually agreed by the parties, but may not be earlier than the date of the recapture notice. If the Company elects to terminate reinsurance under this Article, a Terminal Cash Settlement will be made according to the terms specified in
     Article 15.2. The Company's right to recapture as set forth above will not be available if the Reinsurer ceases to be insolvent. In the event of the insolvency of either party, the rights or remedies of this Agreement will remain in full force and effect.

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     Article 12

12.1 DAC TAX ELECTION

     The Company and the Reinsurer agree to the election pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations effective December 29, 1992, under Section 848 of the Internal Revenue Code of 1986, as amended (such election being referred to as the "DAC Tax Election"), whereby:

     a) The party with the net positive consideration for this Agreement for each taxable year will capitalize specified Rider acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Internal Revenue Code of 1986, as amended (the "Code");

     b) The parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency. If requested, the Company will provide supporting information reasonably requested by the Reinsurer. (The term "net consideration" means "net consideration" as defined in Regulation
          Section 1.848-2(f));

     c) This DAC Tax Election will be effective for the first taxable year in which this Agreement is effective and for all years for which this Agreement remains in effect.

     The Company and the Reinsurer will each attach a schedule to their respective federal income tax returns filed for the first taxable year for which this DAC Tax Election is effective. Such schedule will identify the Agreement as a reinsurance agreement for which the DAC Tax Election under Regulation Section 1.848.2(g)(8) has been made.

     The Company and the Reinsurer represent and warrant that each is respectively subject to U.S. taxation under either the provisions of subchapter L of Chapter 1 or the provisions of subpart F of subchapter N of Chapter 1 of the Code.

12.2 TAX CHARACTER OF RIDERS

     The Company shall indemnify and hold Reinsurer harmless from any incremental loss, liability, cost, tax or expense incurred thereby by virtue of any failure of the federal income tax treatment of any Rider to be in all material respects the same or more favorable to the purchaser, policyholder or intended beneficiaries thereof at the time of the Rider's issuance and during the time of the Rider's administration.

12.3 TAXES AND EXPENSES

     Apart from any taxes, allowances, refunds, and expenses specifically referred to in Exhibit C of this Agreement, no assessments by guaranty associations or comparable organizations, taxes, allowances, or expense will be paid by the Reinsurer to the Company for any Rider.

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     Article 13

13.1 ENTIRE AGREEMENT

     This Agreement and the Exhibits hereto constitute the entire agreement between the parties with respect to the business reinsured hereunder and supersede any and all prior representations, warranties, agreements or understandings between the parties pertaining to the subject matter of this Agreement. There are no understandings between the parties other than as expressed in this Agreement and the Exhibits hereto. In the event of any express conflict between the terms of the Agreement and the Exhibits, the Exhibits will control.

     Any change or modification to this Agreement and the Exhibits hereto will be null and void unless made by written amendment and signed by both parties.

13.2 INSPECTION OF RECORDS

     The Reinsurer or its duly appointed representatives will have access to records of the Company, whether written or electronic, and including system view access, concerning the business reinsured hereunder for the purpose of inspecting, auditing and photocopying those records. Such access will be provided at the office of the Company and will be during reasonable business hours. Assuming the Reinsurer has continued to perform the substantial majority of its Material obligations under this Agreement, the Company may not withhold access to information and records on the grounds that the Reinsurer is in breach.

     The Reinsurer's right of access as specified above will survive until all of the Reinsurer's obligations under this Agreement have terminated or been fully discharged.

13.3 UTMOST GOOD FAITH

     All matters with respect to this Agreement require the utmost good faith of each of the parties.

13.4 CONFIDENTIALITY

     The parties will keep confidential and not disclose or make competitive use of any shared Proprietary Information, as defined below, unless:

     a) The information becomes publicly available other than through unauthorized disclosure by the party seeking to disclose or use such information;

     b)   The information is independently developed by the recipient;

     c) The disclosure is required for the purpose of the Reinsurer's reinsurance or retrocession;

     d)   The disclosure is required by external auditors; or

     e)   The disclosure is required by law.

     Provided that either party may disclose such Proprietary Information to its officers, employees, attorneys and accountants who agree to hold such Proprietary Information in accordance with the terms of this Agreement. "Proprietary Information" includes, but is not limited to, business procedures, applications, contract forms and applications, investment and hedging strategies of the Reinsurer and the Company, including the terms of this Agreement, but shall not include the existence of this Agreement and the identity of the parties. The terms of this Agreement will not be disclosed to any third parties other than as specified above.

     If either party wishes to disclose Proprietary Information for the purpose of any securitization, or structured, asset backed or asset based financing that party must request the written consent of the other party.

     In addition, the Reinsurer will protect the confidentiality of Non-Public Personal Information, as defined below, by:

     f)   Holding all Non-Public Personal Information in strict confidence;

     g) Maintaining appropriate measures that are designed to protect the security, integrity and confidentiality of Non-Public Personal Information;

     h) Using Non-Public Personal Information only to carry out the Reinsurer's obligations under this Agreement; and

     i) Disclosing Non-Public Personal Information to third parties only as necessary to perform services under this Agreement, for purposes of reinsurance, retrocession, or as may be required or permitted by law.

     "Non-Public Personal Information" is personally identifiable medical, financial, and other personal information about proposed, current and former applicants, Rider owners, contract holders, insureds, annuitants, claimants, and beneficiaries of Riders or contracts issued by the Company, and their representatives, that is not publicly available. Non-Public Personal Information does not include de-identified personal data, i.e., information that does not identify, or could not reasonably be associated with, an individual.

     The Company will obtain, if required by any law, appropriate consent to the collection, use and disclosure of Non-Public Personal Information, from each insured to enable the parties to fully exercise their rights and perform their obligations under this Agreement.

     Article 14

14.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company acknowledges that, at the Reinsurer's request, it has provided the Reinsurer with the information specified in Exhibit A-1 (hereinafter the "Business Guidelines") prior to the execution of this Agreement by the Reinsurer. The Company represents that all factual information contained in the Business Guidelines are complete and accurate as of the date the document containing the information was prepared. The Company further represents that any assumptions made in preparing the Company data were based upon informed judgment and are consistent with sound actuarial principles. The Company further represents that it is not aware of any omissions, errors, changes or discrepancies that would materially affect the Business Guidelines. The Reinsurer has relied on the Business Guidelines and the foregoing representations in entering into this Agreement. This Article will not terminate or expire until all Riders have been discharged or terminated in full.

14.2 REPRESENTATIONS AND WARRANTIES OF THE REINSURER

     The Reinsurer represents and warrants that it is a licensed insurer pursuant to applicable Indiana law as of the Effective Date of this Agreement. The Company has relied upon this representation and warranty in entering into this Agreement.

     Article 15

15.1 BUSINESS CONTINUITY

     The Company will notify the Reinsurer of any change that Materially affects the reinsured business, including changes to the Business Guidelines or Rider provisions. Changes made pursuant to the express terms of the Polices as exercised by policyholders will not be considered Material changes for purposes of this Article. Whenever possible, such notice shall be at least ninety calendar days in advance in order to allow enough time for the Reinsurer to confirm the applicable reinsurance terms. In any case, the date of effect of the revised reinsurance terms shall coincide with the effective date of any change agreed by the Reinsurer. This Agreement will exclude Riders affected by such Material changes unless the Reinsurer has agreed in writing and in advance to accept the affected Riders. The Company will notify the Reinsurer in advance of any proposed outsourcing of administrative functions or claims administration with respect to the Riders. In no event shall changes in the market conditions constitute a Material change for purposes of this Article. If the Reinsurer agrees to accept Riders affected by the outsourcing, the Company will secure the Reinsurer's right to audit and inspect the party performing such outsourced services.

     In the event the Company makes a change that Materially affects the reinsured business, or a Material change has occurred, including but not limited to changes to the Business Guidelines, without the Reinsurer's consent to accept the affected Riders:

     a) The parties will attempt to negotiate revised terms as necessary under which the affected Riders may continue to be reinsured; and

     b) If the parties are unable to agree on revised terms within 120 calendar days, any Riders Materially and adversely affected by the change will be excluded from coverage under this Agreement.

     Any Riders excluded as a result of a Material change will be subject to a Terminal Cash Settlement payment according to the terms specified in
     Article 15.2.

     The parties agree to share with each other internal and third party reports that contain information that could affect the reinsured Riders. Examples of such reports include experience studies and reports of industry trends.

15.2 TERMINAL CASH SETTLEMENT

     "Terminal Cash Settlement" means, an amount that the Reinsurer reasonably determines in good faith by reference to the Reinsurer's risk-neutral variable annuity pricing model, to be the: i) value of the reinsured business (future reinsurance premiums less future claims); plus, ii) settlement of any outstanding balances under this Agreement, plus, if the Company is the breaching party, or minus, if the Reinsurer is the breaching party iii) direct costs of the non-breaching party resulting from the breach without regard to consequential, incidental or punitive damages. If the Reinsurer is insolvent, has failed to pay claims as set forth in
     Article 9.2 or if the Agreement is terminated per Article 16.4 due to a failure by the Reinsurer to maintain in effect a required license or accreditation, then the Terminal Cash Settlement will be determined by the Company as set forth in this Article. If the Agreement is terminated per
     Article 16.4 due to a change in law or regulation then the Reinsurer and the Company will mutually determine the Terminal Cash Settlement as set forth in this Article. The Terminal Cash Settlement will be determined as of the relevant termination date, or, if that is not possible, as of the earliest date thereafter as is reasonably determined by the party calculating the Terminal Cash Settlement.

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     Payment of the Terminal Cash Settlement shall be governed by the following:

     1.   If the Terminal Cash Settlement is greater than zero, and

          a. the Company is the breaching party, the Company will pay the amount to the Reinsurer in cash.

          b. the Reinsurer is the breaching party, no payment of the Terminal Cash Settlement shall be due from the Company.

     2.   If the Terminal Cash Settlement is less than zero, and

          a. the Reinsurer is the breaching party, the Reinsurer will pay the absolute value of the amount to the Company in cash.

          b. the Company is the breaching party, no payment of the Terminal Cash Settlement shall be due from the Reinsurer.

     3. If the Agreement is terminated for reasons other than breach by either party, such as due to changes in law or regulation, and the Terminal Cash Settlement is greater than zero, the Company will pay the amount to the Reinsurer in cash.

     4. If the Agreement is terminated for reasons other than breach by either party, such as due to changes in law or regulation, and the Terminal Cash Settlement is less than zero, the Reinsurer will pay the absolute value of the amount to the Company in cash.

     Payment of the Terminal Cash Settlement will be due and payable not later than ten business days following the date the notice of amount payable has been received by the Company.

     The Reinsurer will remain liable in respect of the affected cessions up to the effective date of recapture but will not be liable thereafter. All payments between the Company and the Reinsurer for such cessions in respect of the period after the effective date of recapture shall be refunded at the interest rate specified in the Exhibit C. The Terminal Cash Settlement will accumulate interest at the specified rate from the effective date of recapture until the date on which the amount due is determined.

15.3 INDEMNIFICATION

     Each party hereto shall indemnify, defend and hold the other party harmless from and against all loss, cost, liability and expense arising out of any failure of the indemnifying party to perform its obligations in accordance with this Agreement. The indemnity shall be such as to put the other party in the same financial position as it would have been if such failure had not occurred.

     Notwithstanding any action that may be taken in accordance with the terms of this Agreement, if one party materially fails to fulfill a main obligation as specified in this Agreement, the other party shall have the right to be indemnified and held harmless by the other party in respect of all cessions under the affected policies. This right shall apply with full retrospective effect for any claim, cost or deterioration in expected or reported profitability which it may have incurred or experienced as a result of the said failure.

     The indemnity shall be such as to put the other party in the same financial position as it would have been if such failure had not occurred. As an example, the level of the indemnity may be determined by taking into consideration the reinsurance terms which would reasonably and properly have applied with full retrospective effect if the failure had not occurred. Notwithstanding any indemnification, any Material breach must be corrected to comply with the terms of this Agreement as a condition of Agreement continuation. If a Material breach is not corrected within thirty calendar days or cannot be corrected, the non-breaching party will have the right to terminate the Agreement as of the date of such breach. If such indemnity is required in conjunction with a termination of the Agreement, the indemnification and termination settlement will be the Terminal Cash Settlement.

     Disagreements over the level of the indemnity or the course of action shall be submitted to arbitration as per Article 10.3.

     This clause does not prejudice any other rights or remedies which may be available to either party under the terms of this Agreement. Provided that all costs related to an unintentional and non-material breach by the Company can be fully remedied through such indemnification, the Reinsurer for these reasons alone will not be able to terminate the treaty.

     Furthermore, if the Company has intentionally withheld or misrepresented relevant information or data and it can be demonstrated that a prudent and professional reinsurer, in possession of the true facts, would have declined to provide reinsurance for the affected cessions, then the Reinsurer shall have the right to cancel such cessions from commencement. In this case, all payments between the Company and the Reinsurer for the affected cessions shall be refunded at the interest rate specified in Exhibit C and no liability shall remain with the Reinsurer in respect of such cessions.

     Article 16

16.1 DURATION OF AGREEMENT

     This Agreement is unlimited as to its duration.

     This Agreement shall terminate for new Riders on the Coverage Effective End Date, as hereinafter defined. The Coverage Effective End Date shall be the earliest to occur of the following:

          1) the date on which the reinsured share of the accumulated deposits on the annuities specified in Exhibit A-1 is equal to or greater than $3,750,000,000;

          2) the date on which the reinsured share of the accumulated deposits on the annuities specified in Exhibit A-1 is equal to or greater than $2,250,000,000, if the Reinsurer has given notice prior to reaching that $2,250,000,000 reinsurance level of its intention to terminate for new Riders after reaching that level of reinsurance; and

          3) December 31, 2008, if the reinsurance level has not reached $2,250,000,000 by that date and the Reinsurer has given notice of its intention to terminate for new Riders after December 31, 2008.

     The Reinsurer remains liable for all Riders in force as of the Coverage Effective End Date, until their natural expiration or the date of annuitization, unless the parties mutually decide otherwise or as specified otherwise in this Agreement.

16.2 SEVERABILITY

     Determination that any provision of this Agreement is invalid or unenforceable will not affect or impair the validity or the enforceability of the remaining provisions of this Agreement.

16.3 CONSTRUCTION

     This Agreement will be construed and administered without regard to authorship and without any presumption or rule of construction in favor of either party. This Agreement is between sophisticated parties, each of which has reviewed the Agreement and is fully knowledgeable about its terms and conditions.

16.4 CREDIT FOR REINSURANCE

     The parties intend that the Company will receive statutory reserve credit in all U.S. jurisdictions for reinsurance provided under this Agreement. If the Company lose statutory reserve credit in part or in total due to a change in law or regulation or failure by the Reinsurer to maintain in effect a required license or accreditation in a state where the Company is licensed, then the parties will take the steps specified below. The parties will provide prompt notice of the occurrence of any loss of reserve credit

     Upon notification of loss of statutory reserve credit, the Reinsurer will have the right to cure the loss in a manner that eliminates the need for or enables the Company to continue to receive statutory reserve credit in all U.S. jurisdictions where the Company is licensed for the reinsurance ceded under this Agreement. The Company will not unreasonably deny any cure proposal presented by the Reinsurer.

     If the statutory reserve credit is lost due to a failure by the Reinsurer to maintain in effect a required license or accreditation and is not cured as set forth above within 45 days of notice of the loss of statutory reserve credit, then Reinsurer will establish and maintain collateral permitting the Company to receive statutory reserve credit in all U.S. jurisdictions where the Company is licensed for reinsurance provided under this Agreement during the pendency of the statutory reserve credit loss. The cost of establishing and maintaining that collateral will be borne solely by the Reinsurer.

     If statutory reserve credit is lost due to a failure by the Reinsurer to maintain in effect a required license or accreditation, which is not cured and Reinsurer fails to establish or maintain collateral, then the Company may terminate the Agreement. In this case the Company will determine the Terminal Cash Settlement per Article 15.2.

     The Statutory Reserve Credit Percentage is defined as 1 - (a) / (b), where:

          (a) is the Company's net reserves associated with the Business Covered as defined in Exhibit A on a standalone basis for Indiana insurance regulatory purposes after reflecting reinsurance under this Agreement divided, and

          (b) is the Company's reserves associated with the Business Covered as defined in Exhibit A on a standalone basis for Indiana insurance regulatory purposes before reflecting reinsurance under this Agreement.

     If the Company's net reserves associated with the Business Covered as defined in Exhibit A on a standalone basis for Indiana insurance regulatory purposes after reflecting reinsurance under this Agreement is modified due to a change in law or regulation such that the resulting Statutory Reserve Credit Percentage after the change is less than eighty percent of the Statutory Reserve Credit Percentage as would have been calculated without reflecting the new change in law or regulation, which is not cured, then the Company may terminate this Agreement by providing written notice of its intent to terminate within sixty (60) calendar days of the adoption date of the change in law or regulation. In this case the Reinsurer and the Company will mutually determine the Terminal Cash Settlement per Article 15.2.

16.5 NON-WAIVER; RETROCESSION

     A waiver by either party of any violation, or the default by the other party in its adherence to any term of this Agreement, will not constitute a waiver of any other or subsequent violation or default. No prior transaction or dealing between the parties will establish any custom or usage waiving or modifying any provision of the Agreement. The failure of either party to enforce any part of this Agreement will not constitute a waiver of any right to do so.

     The Reinsurer may reinsure or retrocede any risks or business assumed hereunder. Neither party may effect a novation of this Agreement without the other party's prior written consent.

16.6 SURVIVAL; GOVERNING LAW

     All provisions of this Agreement will survive its termination to the extent necessary to carry out the purpose of this Agreement. This Agreement shall be governed by the laws of the State of Indiana.

16.7 COUNTERPARTS

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     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Company and the Reinsurer.

     Execution

This Agreement has been made in duplicate and hereby executed by both parties.

Signed for and on behalf of THE LINCOLN NATIONAL LIFE INSURANCE COMPANY


By: /s/ Thomas L. Spurling
    ---------------------------------
Title: Assistant Vice President
Date: January, 2008                     Place: Fort Wayne, Indiana

Signed for and on behalf of SWISS RE LIFE & HEALTH AMERICA INC.


By: /s/ Keith J. Ryan
    ---------------------------------
Title: Chief Financial Officer
Date: January, 2008                     Place: Fort Wayne, Indiana

                                                                       EXHIBIT A

BUSINESS COVERED

AGREEMENT EFFECTIVE DATE:

July 1, 2007.

COVERAGE:

The Riders on the plans shown below which have base contract and Rider issue dates falling in the period that begins with the January 1, 2007 and ends with the Coverage Effective End Date are covered according to the Basis specified below, provided that the Riders are sold to residents of the United States or which have US tax payer identification numbers at the time of sale.

Notwithstanding the above, Riders on base contracts sold as A or C shares will be limited to no more than twenty (20%) of the base contract sales measured on aggregated premium deposits in each calendar year. Riders in excess of this limit are not reinsured under this Agreement. The process to determine any A or C share contracts not covered under this Agreement will be:

     (1)  Calculate the total aggregate premium deposits for a calendar year

     (2)  Multiply (1) by 20%

     (3) Determine the first date on which the total aggregate premium deposits for A and C shares exceeded (2)

     (4) Any A or C share policies issued after and including this date through the end of the calendar year will not be reinsured under this Agreement

The Reinsurer will perform the above calculation by the last day of the first Accounting Period in each calendar year. The Reinsurer will provide the Company with a list any A and C share contracts that were issued in the prior calendar year that will not be covered under this Agreement by the last day of the first Accounting Period in each calendar year.

BASIS:

The Reinsurer's Quota Share will be as detailed below.
Fifty (50%) first dollar quota share as of the Effective Date for all Riders with base contracts issued from January 1, 2007 to the Coverage Effective End Date.

The Company or an Affiliate will retain a minimum percentage as detailed below without the benefit of retrocession or other reinsurance. The Company will cause its Affiliates to comply with the retention requirements specified below.

Fifty (50%) first dollar quota share as of the Effective Date for all Riders with base contracts issued from January 1, 2007 to the Coverage Effective End Date.

COMPANY'S STATE OF DOMICILE: Indiana

RIDERS:

RIDER NAME OR CODE

LINCOLN SMARTSECURITY(R) Advantage - 1 Year Automatic Reset, Single and Joint Life, with Lifetime Withdrawals
(form number: 32793 7/06 (plus state variations))

                                                                     EXHIBIT A-1

BUSINESS GUIDELINES

The Company affirms that the following have been supplied to the Reinsurer and are in use as of the Effective Date:

Rider and Application Form(s) for the following:

LINCOLN SMARTSECURITY(R) Advantage - 1 Year Automatic Reset, Single and Joint Life, with Lifetime Withdrawals
(form number: 32793 7/06 (plus state variations))

Prospectuses for the following:

AMERICAN LEGACY(R) III
AMERICAN LEGACY(R) III C SHARE
AMERICAN LEGACY(R) III PLUS
AMERICAN LEGACY(R) III VIEW
AMERICAN LEGACY(R) SHAREHOLDERS ADVANTAGE
AMERICAN LEGACY(R) DESIGN
LINCOLN CHOICEPLUS ASSURANCE B SHARE
LINCOLN CHOICEPLUS ASSURANCE BONUS
LINCOLN CHOICEPLUS ASSURANCE C SHARE
LINCOLN CHOICEPLUS ASSURANCE L SHARE
LINCOLN CHOICEPLUS DESIGN

                                                                     EXHIBIT A-2

AMERICAN LEGACY

INVESTMENT PORTFOLIOS

AMERICAN FUNDS INSURANCE SERIES(SM), advised by Capital Research and Management Company

-    Asset Allocation Fund (Class 2): Current income.

-    Blue Chip Income and Growth Fund (Class 2): Income and growth.

-    Bond Fund (Class 2): Current income.

-    Cash Management Fund (Class 2): Preservation of capital.

-    Global Bond Fund (Class 2): Total return.

-    Global Discovery Fund (Class 2): Long-term growth.

-    Global Growth Fund (Class 2): Long-term growth.

-    Global Growth and Income Fund (Class 2): Growth and income.

-    Global Small Capitalization Fund (Class 2): Long-term growth.

-    Growth Fund (Class 2): Long-term growth.

-    Growth-Income Fund (Class 2): Growth and income.

-    High-Income Bond Fund (Class 2): High current income.

-    International Fund (Class 2): Long-term growth.

-    New World Fund (Class 2): Long-term growth.

-    U.S. Government/AAA Rated Securities Fund (Class 2): High current income.

ASSET ALLOCATION INVESTMENT MODELS

AMERICAN LEGACY  FUNDAMENTAL GROWTH MODEL

     INVESTMENT OBJECTIVE: Long-term growth of capital.

     INVESTMENT STRATEGY: The model invests approximately 90% of its assets in underlying subaccounts that invest primarily in equity securities, and approximately 10% of its assets in underlying subaccounts that invest primarily in fixed income securities.

AMERICAN LEGACY FUNDAMENTAL GROWTH AND INCOME MODEL

     INVESTMENT OBJECTIVE: A balance between a high level of current income and growth of capital, with a greater emphasis on growth of capital.

     INVESTMENT STRATEGY: The model invests approximately 20% of its assets in underlying subaccounts that invest primarily in fixed income securities, and approximately 80% in underlying subaccounts that invest primarily in equity securities.

AMERICAN LEGACY FUNDAMENTAL BALANCED MODEL

     INVESTMENT OBJECTIVE: A balance between a high level of current income and growth of capital, with an emphasis on growth of capital.

     INVESTMENT STRATEGY: The model invests approximately 40% of its assets in underlying subaccounts that invest primarily in fixed income securities, and approximately 60% in underlying subaccounts that invest primarily in equity securities.

AMERICAN LEGACY FUNDAMENTAL INCOME MODEL

     INVESTMENT OBJECTIVE: A high level of current income with some consideration given to growth of capital.

     INVESTMENT STRATEGY: The model invests approximately 60% of its assets in underlying subaccounts that invest primarily in fixed income securities, and approximately 40% in underlying subaccounts that invest primarily in equity securities.

Owners participating in these models must have 100% of their account value allocated to a single model and must participate in the quarterly rebalancing program. These asset allocation models invest in the underlying investment portfolios of the American Legacy contract. The asset allocation is set at contract issue and can not be changed by Lincoln, however the contract owner may cancel the program and re-allocate their account value among any of the investment options under the contract.

INVESTMENT REQUIREMENTS

Contractowners who have elected 4LATER(R) Advantage, the LINCOLN
SMARTSECURITY(R) Advantage, or I4LIFE(R) Advantage with the Guaranteed Income Benefit will be subject to the following requirements on variable subaccount investments. If any of these benefits are not elected, the Investment Requirements will not apply to the contract.

Investment Requirements have not been enforced at this time. A 30 day advanced written notice is required before the Investment Requirements will be enforced. These requirements will be based on a review of the subaccount investments of the contractowners who have these riders and market conditions.

No more than 35% of the contract value (includes Account Value if I4LIFE(R) Advantage is in effect) can be invested in the following subaccounts ("Limited Subaccounts"):

     -    Global Growth

     -    Global Growth and Income

     -    Global Small Capitalization

     -    International

     -    New World

All other variable subaccounts will be referred to as "Non-Limited Subaccounts".

The contractowner can select the percentages of contract value, if any, allocated to the Limited Subaccounts, but the cumulative total investment in all the Limited Subaccounts cannot exceed 35% of the total contract value. On each quarterly anniversary of the effective date of any of these benefits, if the contract value in the Limited Subaccounts exceeds 35%, the Company will rebalance the contract value so that the contract value in the Limited Subaccounts is 30%.

If rebalancing is required, the contract value in excess of 30% will be removed from the Limited Subaccounts on a pro rata basis and invested in the remaining Non-Limited Subaccounts on a pro rata basis according to the contract value percentages in the Non-Limited Subaccounts at the time of the reallocation. If there is no contract value in the Non-Limited Subaccounts at that time, all contract value removed from the Limited Subaccounts will be placed in the American Funds Cash Management subaccount.

Subaccounts may move on or off the Limited Subaccount list, the percentages of contract value allowed in the Limited Subaccounts may change or the frequency of the contract value rebalancing may change, at the Company's sole discretion, but changes are limited to no more than once per calendar year. The contractowner will be notified at least 30 days prior to the date of any change. Such modifications may be made at any time when the Company believes the modifications are necessary to protect its ability to provide the guarantees under these Riders. The decision to make modifications will be based on several factors including the general market conditions and the style and investment objectives of the subaccount investments.

When the contractowner is notified of a change or when the Company intends to enforce the Investment Requirements, the contractowner may:

     1. drop the applicable rider immediately, without waiting for a termination event if the contractowner does not wish to be subject to these Investment Requirements;

     2. submit his/her own reallocation instructions for the contract value in excess of 35% in the Limited Subaccounts; or

     3. take no action and be subject to the quarterly rebalancing as described above.

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CHOICEPLUS ASSURANCE

AVAILABLE INVESTMENT PORTFOLIOS

AIM VARIABLE INSURANCE FUNDS, ADVISED BY AIM ADVISORS, INC.

-    Capital Appreciation Fund (Series II): Capital appreciation.

THIS FUND IS NOT OFFERED IN CONTRACTS ISSUED ON OR AFTER MAY 24, 2004.

-    Core Equity Fund (Series II): Long-term growth.

THIS FUND IS NOT OFFERED IN CONTRACTS ISSUED ON OR AFTER MAY 24, 2004.

-    International Growth Fund (Series II): Long-term growth.

THIS FUND IS NOT OFFERED IN CONTRACTS ISSUED ON OR AFTER MAY 24, 2004.

ALLIANCEBERNSTEIN VARIABLE PRODUCTS SERIES FUND, advised by AllianceBernstein, L.P.

- AllianceBernstein Global Technology Portfolio (Class B): Maximum capital appreciation.

-    AllianceBernstein Growth and Income Portfolio (Class B): Growth and income.

- AllianceBernstein International Value Portfolio (Class B): Long-term growth.

- AllianceBernstein Large Cap Growth Portfolio (Class B): Maximum capital appreciation.

THIS FUND IS NOT OFFERED IN CONTRACTS ISSUED ON OR AFTER JUNE 6, 2005.

- AllianceBernstein Small/Mid Cap Value Portfolio (Class B): Long-term growth.

AMERICAN CENTURY INVESTMENTS VARIABLE PRODUCTS, advised by American Century

-    Inflation Protection Fund (Class II): Long-term total return.

AMERICAN FUNDS INSURANCE SERIESSM, advised by Capital Research and Management Company

-    Global Growth Fund (Class 2): Long-term growth.

-    Global Small Capitalization Fund (Class 2): Long-term growth.

-    Growth Fund (Class 2): Long-term growth.

-    Growth-Income Fund (Class 2): Growth and income.

-    International Fund (Class 2): Long-term growth.

BARON CAPITAL FUNDS TRUST, advised by BAMCO, Inc.

-    Baron Capital Asset Fund (Insurance Shares): Maximum capital appreciation.

The Board of Trustees of the Baron Capital Asset Fund has approved a reorganization pursuant to which the assets of the Capital Asset Fund would be acquired and certain liabilities of the Fund would be assumed by the LVIP Baron Growth Opportunities Fund. This reorganization is subject to the satisfaction of certain conditions, including approval by the Baron Capital Asset Fund's shareholders. This reorganization is scheduled to occur in June 2007.

DELAWARE VIP TRUST, advised by Delaware Management Company

-    Capital Reserves Series (Service Class): Current income.

-    Diversified Income Series (Service Class): Total return.

-    Emerging Markets Series (Service Class): Capital appreciation.

(Sub-advised by Mondrian Investment Partners Limited)

-    High Yield Series (Service Class): Capital appreciation.

-    REIT Series (Service Class): Total return.

THIS FUND WILL NOT BE OFFERED IN CONTRACTS ISSUED ON OR AFTER JUNE 4, 2007.

-    Small Cap Value Series (Service Class): Capital appreciation.

-    Trend Series (Service Class): Capital appreciation.

-    U.S. Growth Series (Service Class): Capital appreciation.

-    Value Series (Service Class): Long-term capital appreciation.

DWS INVESTMENTS VIT FUNDS, advised by Deutsche Asset Management Inc. and subadvised by Northern Trust Investments, Inc.

-    DWS Equity 500 Index VIP (Class B): Capital appreciation.

THIS FUND WILL NOT BE OFFERED IN CONTRACTS ISSUED ON OR AFTER JUNE 4, 2007.

-    DWS Small Cap Index VIP (Class B): Capital appreciation.

THIS FUND WILL NOT BE OFFERED IN CONTRACTS ISSUED ON OR AFTER JUNE 4, 2007.

FIDELITY(R) VARIABLE INSURANCE PRODUCTS, advised by Fidelity Management and Research Company

-    Contrafund(R) Portfolio (Service Class 2): Long-term capital appreciation.

-    Equity-Income Portfolio (Service Class 2): Reasonable income.

THIS FUND IS NOT OFFERED IN CONTRACTS ISSUED ON OR AFTER JUNE 6, 2005.

-    Growth Portfolio (Service Class 2): Capital appreciation.

-    Mid Cap Portfolio (Service Class 2): Long-term growth.

-    VIP Overseas Portfolio (Service Class 2): Long-term growth.

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST, advised by Franklin Advisers, Inc. for the Franklin Income Securities Fund and the Franklin Small-Mid Cap Growth Securities Fund, by Templeton Global Advisors Limited for the Templeton Global Income Securities Fund and the Templeton Growth Securities Fund, and by Franklin Mutual Advisors, LLC for the Mutual Shares Securities Fund.

-    Franklin Income Securities Fund (Class 2): Current income.

-    Franklin Small-Mid Cap Growth Securities Fund (Class 2): Long-term growth.

-    Mutual Shares Securities Fund (Class 2): Capital appreciation.

-    Templeton Global Income Securities Fund (Class 2): Total return.

-    Templeton Growth Securities Fund (Class 2): Long-term growth.

(Subadvised by Templeton Asset Management Ltd.)

THIS FUND WILL NOT BE OFFERED IN CONTRACTS ISSUED ON OR AFTER JUNE 4, 2007.

JANUS ASPEN SERIES, advised by Janus Capital Management LLC

-    Balanced Portfolio (Service Class): Long-term growth and current income.

THIS FUND IS NOT OFFERED IN CONTRACTS ISSUED ON OR AFTER JUNE 6, 2005.

-    Mid Cap Growth Portfolio (Service Class): Long-term growth.

THIS FUND IS NOT OFFERED IN CONTRACTS ISSUED ON OR AFTER JUNE 6, 2005.

-    Worldwide Growth Portfolio (Service Class): Long-term growth.

THIS FUND IS NOT OFFERED IN CONTRACTS ISSUED ON OR AFTER MAY 24, 2004.

LINCOLN VARIABLE INSURANCE PRODUCTS TRUST, advised by Lincoln Investment Advisors Corporation.

-    LVIP Capital Growth Fund (Service Class): Capital appreciation.

(Subadvised by Wellington Management)

THIS FUND WILL BE AVAILABLE AS OF JUNE 4, 2007.

-    LVIP Cohen & Steers Global Real Estate Fund (Service Class): Total Return.

(Subadvised by Cohen & Steers Capital Management)

THIS FUND WILL BE AVAILABLE AS OF JUNE 4, 2007..

-    LVIP Delaware Bond Fund (Service Class): Current income.

(Subadvised by Delaware Management Company)

(formerly Bond Fund)

-    LVIP Delaware Growth and Income Fund (Service Class): Capital appreciation.

(Subadvised by Delaware Management Company)

(formerly Growth and Income Fund)

-    LVIP Delaware Social Awareness Fund (Service Class): Capital appreciation.

(Subadvised by Delaware Management Company)

(formerly Social Awareness Fund)

- LVIP Delaware Special Opportunities Fund (Service Class): Capital appreciation.

(Subadvised by Delaware Management Company)

THIS FUND WILL BE AVAILABLE AS OF JUNE 4, 2007.

-    LVIP FI Equity-Income Fund (Service Class): Income.

(Subadvised by Pyramis Global Advisors LLC)

(formerly Equity-Income Fund)

THIS FUND IS NOT OFFERED IN CONTRACTS ISSUED BEFORE JUNE 6, 2005.

-    LVIP Growth Opportunities Fund (Service Class): Long-term growth.

(Subadvised by BAMCO, Inc.)

The Board of Trustees of the Growth Opportunities Fund, a series of the Lincoln Variable Insurance Products Trust, has approved a reorganization pursuant to which the assets of the Growth Opportunities Fund would be acquired and the liabilities of the Fund would be assumed by the LVIP Baron Growth Opportunities Fund. This reorganization is subject to the satisfaction of certain conditions, including (i) completion of the reorganization of the Baron Capital Asset Fund with the LVIP Baron Growth Opportunities Fund, a series of the Lincoln Variable Insurance Products Trust, and (ii) approval by the Growth Opportunities Fund's shareholders. This reorganization is scheduled to occur in June 2007.

-    LVIP Janus Capital Appreciation Fund (Service Class): Long-term growth.

(Subadvised by Janus Capital Management LLC) (formerly Capital Appreciation Fund and Growth Fund)

- LVIP Marsico International Growth Fund (Service Class): Long-term capital appreciation.

(Subadvised by Marsico Capital Management, LLC)

THIS FUND WILL BE AVAILABLE AS OF JUNE 4, 2007.

-    LVIP MFS(R) Value Fund (Service Class): Long-term growth of capital.

(Subadvised by Massachusetts Financial Services Company)

THIS FUND WILL BE AVAILABLE AS OF JUNE 4, 2007.

-    LVIP Mid-Cap Growth Fund (Service Class): Capital appreciation.

(Subadvised by Turner Investment Partners)

THIS FUND WILL BE AVAILABLE AS OF JUNE 4, 2007.

-    LVIP Mid-Cap Value Fund (Service Class): Long-term capital appreciation.

(Subadvised by Wellington Management)

THIS FUND WILL BE AVAILABLE AS OF JUNE 4, 2007.

- LVIP Mondrian International Value Fund (Service Class): Long-term capital appreciation.

(Subadvised by Mondrian Investment Partners Limited) (formerly International
Fund)

-    LVIP Money Market Fund (Service Class): Preservation of capital.

(Subadvised by Delaware Management Company)

-    LVIP S&P 500 Index Fund (Service Class): Capital appreciation.

(Subadvised by Mellon Capital Management Corporation) (formerly Core Fund)

-    LVIP Small-Cap Index Fund (Service Class): Capital appreciation.

(Subadvised by Mellon Capital Management Corporation)

THIS FUND WILL BE AVAILABLE AS OF JUNE 4, 2007.

- LVIP T. Rowe Price Growth Stock Fund (Service Class): Long-term growth of capital.

(Subadvised by T. Rowe Price Associates, Inc.)

THIS FUND WILL BE AVAILABLE AS OF JUNE 4, 2007.

- LVIP T. Rowe Price Structured Mid-Cap Growth Fund (Service Class): Maximum capital appreciation.

(Subadvised by T. Rowe Price Associates, Inc.) (formerly Aggressive Growth Fund)

-    LVIP Templeton Growth Fund (Service Class): Long-term growth of capital.

(Subadvised by Templeton Investment Counsel, LLC)

THIS FUND WILL BE AVAILABLE AS OF JUNE 4, 2007.

-    LVIP UBS Global Asset Allocation Fund (Service Class): Total return.

(Subadvised by UBS Global Asset Management (Americas) Inc. (UBS Global AM) (formerly Global Asset Allocation Fund)

- LVIP Value Opportunities Fund (Service Class): Long-term capital appreciation.

(Subadvised by Dalton, Greinger, Hartman, Maher & Co.)

THIS FUND WILL BE AVAILABLE AS OF JUNE 4, 2007.

- LVIP Wilshire 2010 Profile Fund (Service Class): Total return; a fund of funds.

(Subadvised by Wilshire Associates Incorporated)

THIS FUND WILL BE AVAILABLE AS OF JUNE 4, 2007.

- LVIP Wilshire 2020 Profile Fund (Service Class): Total return; a fund of funds.

(Subadvised by Wilshire Associates Incorporated)

THIS FUND WILL BE AVAILABLE AS OF JUNE 4, 2007.

- LVIP Wilshire 2030 Profile Fund (Service Class): Total return; a fund of funds.

(Subadvised by Wilshire Associates Incorporated)

THIS FUND WILL BE AVAILABLE AS OF JUNE 4, 2007.

- LVIP Wilshire 2040 Profile Fund (Service Class): Total return; a fund of funds.

(Subadvised by Wilshire Associates Incorporated)

THIS FUND WILL BE AVAILABLE AS OF JUNE 4, 2007.

- LVIP Wilshire Aggressive Profile Fund (Service Class): Capital appreciation; a fund of funds.

(Subadvised by Wilshire Associates Incorporated) (formerly Aggressive Profile
Fund)

- LVIP Wilshire Conservative Profile Fund (Service Class): Current income; a fund of funds.

(Subadvised by Wilshire Associates Incorporated) (formerly Conservative Profile
Fund)

- LVIP Wilshire Moderate Profile Fund (Service Class): Total return; a fund of funds.

(Subadvised by Wilshire Associates Incorporated) (formerly Moderate Profile
Fund)

- LVIP Wilshire Moderately Aggressive Profile Fund (Service Class): Growth and income; a fund of funds.

(Subadvised by Wilshire Associates Incorporated) (formerly Moderately Aggressive Profile Fund)


MFS(R) VARIABLE INSURANCE TRUSTSM, advised by Massachusetts Financial Services Company

- Core Equity Series (Service Class): Capital appreciation.(formerly Capital Opportunities Series)

THIS FUND IS NOT OFFERED IN CONTRACTS ISSUED ON OR AFTER JUNE 6, 2005.

-    Emerging Growth Series (Service Class): Long-term growth.

THIS FUND IS NOT OFFERED IN CONTRACTS ISSUED ON OR AFTER JUNE 6, 2005.

-    Total Return Series (Service Class): Income and growth.

-    Utilities Series (Service Class): Growth and income.

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST, advised by Neuberger Berman Management, Inc.

-    Mid-Cap Growth Portfolio (I Class): Capital appreciation.

THIS FUND WILL NOT BE OFFERED IN CONTRACTS ISSUED ON OR AFTER JUNE 4, 2007.

-    Regency Portfolio (I Class): Long-term growth.

THIS FUND WILL NOT BE OFFERED IN CONTRACTS ISSUED ON OR AFTER JUNE 4, 2007.

PUTNAM VARIABLE TRUST, advised by Putnam Investment Management, LLC

-    Growth & Income Fund (Class IB): Capital growth and current income.

THIS FUND IS NOT OFFERED IN CONTRACTS ISSUED ON OR AFTER MAY 24, 2004.

-    Health Sciences Fund (Class IB): Capital appreciation.

THIS FUND IS NOT OFFERED IN CONTRACTS ISSUED ON OR AFTER MAY 24, 2004.


INVESTMENT REQUIREMENTS

Contractowners who have elected 4LATER(R) Advantage, the LINCOLN
SMARTSECURITY(R) Advantage, or I4LIFE(R) Advantage with the Guaranteed Income Benefit will be subject to the following requirements on variable subaccount investments. If the contractowner does not elect any of these benefits, the Investment Requirements will not apply to the contract.

Investment Requirements have not been enforced at this time. A 30 day advanced written notice is required before the Investment Requirements will be enforced. These requirements will be based on a review of the subaccount investments of the contractowners who have these riders and market conditions.

No more than 35% of the contract value (includes Account Value if I4LIFE(R) Advantage is in effect) can be invested in the following subaccounts ("Limited Subaccounts"):

-    AIM V.I. International Growth Fund

-    AllianceBernstein Global Technology Portfolio

-    AllianceBernstein International Value Portfolio

-    AllianceBernstein Small/Mid Cap Value Portfolio

-    American Funds Global Growth Fund

-    American Funds Global Small Capitalization Fund

-    American Funds International Fund

-    Baron Capital Asset Fund

-    Delaware VIP Emerging Markets Series

-    Delaware VIP REIT Series

-    Delaware VIP Small Cap Value Series

-    Delaware VIP Trend Series

-    DWS Small Cap Index VIP

-    Fidelity(R) VIP Overseas Portfolio

-    FTVIPT Franklin Small-Mid Cap Growth Securities Fund

-    FTVIPT Templeton Growth Securities Fund

-    Janus Aspen Mid Cap Growth Portfolio

-    Janus Aspen Worldwide Growth Portfolio

-    LVIP Cohen & Steers Global Real Estate Fund

-    LVIP Growth Opportunities Fund

-    LVIP Marsico International Growth Fund

-    LVIP Mid-Cap Growth Fund

-    LVIP Mondrian International Value Fund

-    LVIP Small-Cap Index Fund

-    LVIP T. Rowe Price Structured Mid-Cap Growth Fund

-    LVIP Templeton Growth Fund

-    Neuberger Berman AMT Mid-Cap Growth Portfolio

All other variable subaccounts will be referred to as "Non-Limited Subaccounts".

The contractowner can select the percentages of contract value, if any, allocated to the Limited Subaccounts, but the cumulative total investment in all the Limited Subaccounts cannot exceed 35% of the total contract value. On each quarterly anniversary of the effective date of any of these benefits, if the contract value in the Limited Subaccounts exceeds 35%, the Company will rebalance the contract value so that the contract value in the Limited Subaccounts is 30%.

If rebalancing is required, the contract value in excess of 30% will be removed from the Limited Subaccounts on a pro rata basis and invested in the remaining Non-Limited Subaccounts on a pro rata basis according to the contract value percentages in the Non-Limited Subaccounts at the time of the reallocation. If there is no contract value in the Non-Limited Subaccounts at that time, all contract value removed from the Limited Subaccounts will be placed in the Company's VIP Money Market subaccount.

Subaccounts may move on or off the Limited Subaccount list, the percentages of contract value allowed in the Limited Subaccounts may change, or the frequency of the contract value rebalancing may change, at the Company's sole discretion, but changes are limited to no more than once per calendar year. The contractowner will be notified at least 30 days prior to the date of any change. Such modifications may be made at any time when the Company believes the modifications are necessary to protect its ability to provide the guarantees under these Riders. The decision to make modifications will be based on several factors including the general market conditions and the style and investment objectives of the subaccount investments.

When the contractowner is notified of a change or when the Company intends to enforce the Investment Requirements, the contractowner may:

1. drop the applicable rider immediately, without waiting for a termination event if the contractowner does not wish to be subject to these Investment Requirements;

2. submit his/her own reallocation instructions for the contract value in excess of 35% in the Limited Subaccounts; or

3. take no action and be subject to the quarterly rebalancing as described above.

                                                                       EXHIBIT C

GENERAL TERMS

1.   PREMIUM TAX:

     The Reinsurer will not reimburse the Company for premium taxes.

2.   DIVIDEND PAYMENTS:

     The Reinsurer will not reimburse the Company for dividends paid pursuant to the Riders.

3. LOANS: The Reinsurer will not participate in loans or other forms of indebtedness as respects the Riders.

4.   INTEREST CALCULATION ON LATE PAYMENTS:

     Premiums remaining unpaid for more than 30 calendar days from the due date as specified in Exhibit F or otherwise required will accrue interest from the due date at a rate equal to the Three Month London Interbank Offering Rate (LIBOR) as published in the Wall Street Journal (or if not available, a comparable publication) on the due date or, if the due date is not a business day, on the next business day after the due date, plus 50 basis points per annum to be compounded and adjusted every three months after such due date. Exhibit C-1.

RATES AND TERMS FOR

1.   REINSURANCE STRUCTURE: coinsurance

2.   BILLING FREQUENCY: Monthly.

3. PREMIUMS: Reinsurance premium means the Reinsurer's quota share of 100% of the Rider fees collected for the Riders. Such reinsurance premiums will be paid, net of any balances due between the parties under the Agreement.

4. BENEFITS: The Company will determine benefit claims within 15 calendar days of each Accounting Period. Reinsurer will pay to the Company the Reinsurer's proportionate share of each payout made by the Ceding Company once the rider benefits are in effect and the account value is zero and until the Rider is terminated.

     For the sake of clarity, the Reinsurer will have no benefit payment obligations after annuitization, except in the case of annuitizations that occur as a result of either state legal requirements or broker dealer imposed rules only when the maximum annual withdrawal amount as defined in the Prospectus or Rider exceeds the Company's then current annualized annuitization amount otherwise payable under a lifetime with applicable period certain annuity option. In the case of the exceptions noted above, the Company will pay the Reinsurer cash equal to the Reinsurer's quota share of the contract owners account value on annuitization at the next accounting period and the Reinsurer will continue to pay its quota share of the annuity payments due thereafter.

                                                                       EXHIBIT F

REINSURANCE REPORTS

REMITTANCE REPORTING:

The Company will self-administer reinsurance and report all Riders ceded pursuant to this Agreement by means of the reports specified in this Exhibit and any other reports reasonably requested by the Reinsurer.

1.   Inforce weekly and monthly policy data

The Company will submit an electronic report within three (3) business days following each Wednesday and within 3 (three) business days following the end of each Accounting Period the following information.

-    POLICY
-    Issue Date
-    TYPE
-    ISS_AGE
-    SEX
-    JTISSAGE
-    SEX_JT
-    PROD
-    SHRCLASS
-    ACCT_VAL
-    TOT_DEPS
-    TOT_WD
-    GMWB_INT
-    GMWB_CUR
-    M&E
-    Max Wd
-    Rem Max Wd
-    AWS
-    AWS Amount x AWS Mode
-    Asset Allocation Investment Model Indicator
-    Qualified/Non Qualified Indicator
-    Broker Dealer Indicator

2.   Transaction Data

The Company will submit an electronic data report within fifteen (15) calendar days following the end of each Accounting Period in substantial accord with the following and as mutually agreed upon by the parties.

-    Policy Number
-    Jt-Sing
-    Issue Date
-    Post Date
-    New Business
-    Transaction
-    Transaction Amount

3.   Monthly Reinsurance Report

The Company wiFll submit an electronic report within fifteen (15) calendar days following the end of each Accounting Period.

                                             Total (a)  Quota Share % (b)  (a) * (b)
(1)  Premium - Rider Fees Collected

(2)  GMWB Claims Paid                        _______________________________________________

(3)  Account Value (per Appendix C.4)        _______________________________________________

(4)  Annuity Payments (per Appendix C.4)     _______________________________________________

(5)  Cash Settlement to Reinsurer /          _______________________________________________
     (Ceding Company) (1) - (2) + (3) - (4)

Any amounts shown in such reports as due from the Company shall be paid by the Company when submitting the reports to the Reinsurer. If a report shows an amount due from the Reinsurer, the amount shall be paid by the Reinsurer within thirty (30) days of its receipt of such report. Any adjustments made necessary by changes in reinsurance effective during a previous Accounting Period will also be reported. For clarity, the first Monthly Reinsurance Report will be for the July, 2007 Accounting Period with the electronic report submitted by the Company by August 15, 2007.

4.   Annual Statutory Report

Within thirty (30) days after the end of each calendar year, the Company shall furnish the Reinsurer with a summary report that includes claims, Gross Statutory Reserves, Net Statutory Reserves and tax reserves. Gross Statutory Reserve means the Company's reserves associated with the Business Covered as defined in Exhibit A on a standalone basis for Indiana insurance regulatory purposes before reflecting reinsurance under this Agreement. Net Statutory Reserves means the Company's net reserves associated with the Business Covered as defined in Exhibit A on a standalone basis for Indiana insurance regulatory purposes after reflecting reinsurance under this Agreement. For purposes of this Agreement, Statutory Reserves shall be computed on a basis consistent with the Company's Indiana insurance regulatory reporting valuation practices as of July 1, 2007.

5. The Company will make the daily fund portfolio unit price available to the Reinsurer.

6. The Company will provide a report which indicates when a Rider is changed, continued upon owners death, terminated, or converted to I4LIFE(R) Advantage no later than a month after the Effective Date. Thereafter the Company will submit an electronic data report with this information within fifteen (15) calendar days following the end of each Accounting Period.

7. The Company will submit a Tax Reserve Certification annually by June 1st, (See Exhibit F-2 for Sample).

                                                                     EXHIBIT F-2

TAX RESERVE CERTIFICATION FOR SELF ADMINISTERED BUSINESS CEDED TO SWISS RE LIFE & HEALTH AMERICA INC. FROM (NAME OF COMPANY)

In force and Reserves at December 31, 200x:

Plan:                                              Type:  SM/NSM/AGGR/TOTAL

In force Reinsured Amount: _____________

In force Number of Riders:_____________

Tax Reserve as at December 31, 200x:

                                                        RESERVE BASIS
                           RESERVE                    (TABLE, INTEREST
TYPE                      AMOUNT ($)                  RATE AND METHOD)

Other** (specify)

Total

**If credit for deficiency reserves is being taken, please specify under "other".

As the valuation actuary of the above named company I certify that the information above is correct as shown.

Name:
Signature:
Actuarial Designation:
Title:
Date: